Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Managers

Golden Oval Eggs, LLC

Renville, Minnesota

We consent to the inclusion of our report dated November 27, 2006 with respect to the consolidated balance sheets of Golden Oval Eggs, LLC as of August 31, 2006 and 2005, and the related consolidated statements of operations, owners’ equity and cash flows for each of the three years ended August 31, 2006, which report has been included in the Annual Report on Form 10-K of Golden Oval Eggs, LLC for the year ended August 31, 2006.

Moore Stephens Frost
Certified Public Accountants

Little Rock, Arkansas

November 29, 2006